Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-105311, 333-14971, 333-26219, 333-50816, and 333-61835 on Form S-8 of our report dated March 10, 2009 (January 21, 2010, as to the effects of discontinued operations and retrospective adjustments related to accounting changes), relating to the consolidated financial statements and financial statement schedule of Penske Automotive Group, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to retrospective adjustments related to accounting changes and discontinued operations), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Current Report on Form 8-K of Penske Automotive Group, Inc. dated January 21, 2010.
/s/ Deloitte & Touche LLP
Detroit, Michigan
January 21, 2010